                                       FOR: Jarden Corporation

                               APPROVED BY: Martin E. Franklin
                                            Chairman and
                                            Chief Executive Officer
                                            914-967-9400

                                   CONTACT: Investor Relations:
                                            Cara O'Brien/Melissa Myron
                                            Press: Evan Goetz/Jennifer McCullam
FOR IMMEDIATE RELEASE                       212-850-5600
---------------------

                JARDEN CORPORATION REPORTS FIRST QUARTER RESULTS
                     ~ DILUTED EARNINGS PER SHARE OF $0.29 ~


         RYE, NY - APRIL 28, 2003 - JARDEN CORPORATION (NYSE:JAH) today reported its financial results for the three months ended March 31, 2003.

         For the first quarter, net sales were $97.4 million compared to $47.4 million for the same quarter last year. First quarter net income was $4.2 million, or $0.29 per diluted share, compared to net income of $1.8 million or $0.13 per diluted share for the same quarter last year, excluding a one-time tax reversal of $5.4 million. On a reported basis, first quarter 2002 net income was $7.2 million, or $0.53 per diluted share. Current year amounts include results of operations from the former Diamond Brands business from February 1, 2003 and the results of Tilia, which was acquired in April 2002.

         Martin E. Franklin, Chairman and Chief Executive Officer, commented, "In a difficult economic environment our businesses performed admirably in the first quarter. Led by continuing growth of the home vacuum packaging market and our leadership position therein, as well as the recent acquisition of the Diamond Brands business, the Company more than doubled sales from the same period last year. Earnings before interest, taxes, depreciation and amortization for the quarter ended March 31, 2003 increased 127% to $14.3 million from $6.3 million the previous year. Excluding the effects of the one-time tax benefit in 2002, diluted earnings per share grew by approximately 125% comparing the first quarter of 2002 against the first quarter of 2003."

         Mr. Franklin continued, "The first quarter is traditionally the Company's slowest quarter, so we are delighted to get the year off to a strong start. We anticipate the retail environment will continue to be difficult for the foreseeable future, however, we will not lessen our commitment to meet the needs of our customers and the end consumer. Our strong balance sheet and the Company's better than anticipated cash flow from operations during the first quarter provides us a solid platform to execute our growth strategy."


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         The Company will be holding a conference call at 9:45 AM (EDT) today,
April 28, 2003, to further discuss its results and respond to questions. The call will be accessible via a webcast through the Company's website at www.jarden.com.

         Jarden Corporation is a leading provider of niche consumer products used in and around the home under well-known brand names including Ball(R), Bernardin(R), Diamond(R), FoodSaver(R), Forster(R) and Kerr(R). In North America, Jarden is the market leader in several categories, including home canning, home vacuum packaging, kitchen matches, branded retail plastic cutlery and toothpicks. Jarden also manufactures zinc strip and a wide array of plastic products for third party consumer product and medical companies, as well as its own businesses.

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic and other reports filed with the Securities and Exchange Commission.


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JARDEN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

                                                                             Unaudited
                                                                        Three Months Ended
                                                                   -------------------------------
                                                                    March 31,         March 31,
                                                                      2003              2002
                                                                   -------------     -------------
Net sales                                                              $97,396           $47,384

Costs and expenses:
  Cost of sales                                                         59,026            34,859
  Selling, general and administrative expenses                          27,459             8,391
                                                                   -------------     -------------
Operating earnings                                                      10,911             4,134
Interest expense, net                                                    3,952             1,232
                                                                   -------------     -------------
Income before taxes                                                      6,959             2,902
Income tax (provision) benefit                                          (2,728)            4,291
                                                                   -------------     -------------
Net income                                                             $ 4,231           $ 7,193
                                                                   =============     =============

Basic earnings per share                                                $ 0.30            $ 0.54
Diluted earnings per share                                              $ 0.29            $ 0.53
Weighted average shares outstanding:
  Basic                                                                 14,259            13,432
  Diluted                                                               14,811            13,678

Other Data:
Operating earnings                                                     $10,911           $ 4,134
Depreciation and amortization                                            3,385             2,152
                                                                   -------------     -------------
Earnings before interest, taxes, depreciation and amortization         $14,296           $ 6,286
                                                                   =============     =============

Income before taxes                                                                      $ 2,902
Income tax provision, excluding one-time tax reversal                                     (1,104)
                                                                                     -------------
Net income, excluding one-time tax reversal                                              $ 1,798
                                                                                     =============

Diluted earnings per share, excluding one-time tax reversal                               $ 0.13

All earnings per share amounts have been adjusted to give effect to a 2-for-1 split of the Company's outstanding shares of common stock that was effected during the second quarter of 2002.

Note: Certain prior year amounts in the financial statements have been reclassified to conform to the 2003 presentation. These reclassifications have no impact on previously reported net income.


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JARDEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                              Unaudited
                                                              ---------   ------------
                                                               March 31,  December 31,
                                                                 2003         2002
                                                              ---------   ------------
ASSETS
Current assets
  Cash and cash equivalents                                    $  5,977     $ 56,779
  Accounts receivable, net                                       45,522       41,509
  Inventories, net                                               76,552       59,463
  Other current assets                                           18,484       14,979
                                                               --------     --------
    Total current assets                                        146,535      172,730
Non-current assets
  Property, plant and equipment, net                             67,943       45,237
  Intangibles, net                                              188,686      134,060
  Other assets                                                   11,492       14,738
                                                               --------     --------
    Total assets                                               $414,656     $366,765
                                                               ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term debt and current portion of long-term debt        $ 36,822     $ 16,117
  Accounts payable                                               20,658       18,466
  Accrued salaries, wages and employee benefits                  11,262       13,559
  Other current liabilities                                      34,841       23,031
                                                               --------     --------
    Total current liabilities                                   103,583       71,173
                                                               --------     --------
Non-current liabilities
  Long-term debt                                                206,331      200,838
  Other non-current liabilities                                  21,202       17,990
                                                               --------     --------
    Total non-current liabilities                               227,533      218,828
                                                               --------     --------
Stockholders' equity                                             83,540       76,764
                                                               --------     --------
Total liabilities and stockholders' equity                     $414,656     $366,765
                                                               ========     ========


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JARDEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                                         Unaudited
                                                                                    Three Months Ended
                                                                                  -----------------------
                                                                                  March 31,     March 31,
                                                                                    2003          2002
                                                                                  ---------     ---------
Cash flows from operating activities
    Net income                                                                     $  4,231      $  7,193

    Reconciliation of net income to net cash provided by operating activities:
        Depreciation and amortization                                                 3,385         2,152
        Other non-cash items                                                          1,311
                                                                                                   (6,397)
    Changes in working capital components (including tax refunds of
         $340 and $37,859 in 2003 and 2002, respectively)                            (2,492)       22,576
                                                                                   --------      --------
        Net cash provided by operating activities                                     6,435        25,524
                                                                                   --------      --------

Cash flows from financing activities
     Proceeds from revolving credit borrowings                                       48,000        24,200
     Payments on revolving credit borrowings                                        (19,500)      (33,600)
     Proceeds from issuance of senior long-term debt                                 10,000          --
     Payments on seller notes                                                       (10,000)         --
     Payments on long-term debt                                                      (1,514)      (18,109)
     Other                                                                            2,858           986
                                                                                   --------      --------
        Net cash provided by (used in) financing activities                          29,844       (26,523)
                                                                                   --------      --------

Cash flows from investing activities
    Additions to property, plant and equipment                                       (1,828)         (768)
    Acquisition of business, net of cash acquired                                   (85,257)         --
    Other, net                                                                            4             5
                                                                                   --------      --------
       Net cash used in investing activities                                        (87,081)         (763)
                                                                                   --------      --------
Net decrease in cash                                                                (50,802)       (1,762)
Cash and cash equivalents, beginning of period                                       56,779         6,376
                                                                                   --------      --------
Cash and cash equivalents, end of period                                           $  5,977      $  4,614
                                                                                   ========      ========


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